Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Bridger Aerospace Group Holdings, Inc. of our report dated March 20, 2024, except for Note 25, as to which the date is July 12, 2024, relating to the consolidated financial statements of Bridger Aerospace Group Holdings, Inc. appearing in the Annual Report on Form 10-K of Bridger Aerospace Group Holdings, Inc. for the year ended December 31, 2023, as amended, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Atlanta, Georgia

December 9, 2024